Exhibit 99.1

RENTECH, INC.

For Immediate Release
December 14, 2006

Rentech, Inc. Announces Fiscal 2006 Fourth Quarter and Year End Results

Total Revenues Grow to $44.5 Million and Company Continues Implementation of its Strategic Plans for its Domestic Fischer-Tropsch Clean Fuels Commercialization

Los Angeles, California - Rentech, Inc. (AMEX:RTK), the developer and licensor of a patented and proprietary Fischer-Tropsch technology that transforms under-utilized energy resources into valuable and clean alternative fuels, announced today results for its 2006 fiscal fourth quarter and the twelve months ended September 30, 2006.

The inclusion of the operating results from Rentech’s nitrogen fertilizer plant, which it acquired in April of 2006, has resulted in a significant increase in the Company’s revenues and cost of sales when compared to the corresponding periods in 2005. The results exclude the operations of Petroleum Mud Logging, LLC, which was classified as a discontinued operation.

For the fourth fiscal quarter ended September 30, 2006, Rentech had revenues of $26.8 million compared to $0.05 million for the corresponding period in 2005. The Company reported a net loss applicable to common stockholders of $8.5 million or $0.06 per share, compared to a loss of $5.8 million or $0.06 per share in the same period in fiscal 2005. The fiscal 2006 fourth quarter loss included non-cash charges related to stock-based compensation of $1.8 million resulting from the implementation of SFAS 123(R).

For the twelve months ended September 30, 2006, Rentech had revenues of $44.5 million compared to $0.6 million for the corresponding period in 2005. The Company reported a net loss applicable to common stockholders of $38.7 million or $0.30 per share, compared to a net loss applicable to common stockholders of $23.7 million, or $0.26 per share for the same period in fiscal 2005. The fiscal 2006 twelve month loss included non-cash stock-based compensation expense resulting from the implementation of SFAS 123(R) of $8.9 million and a one time non-cash charge for marketing expenses of $2.7 million.

For the 2006 fiscal fourth quarter and the twelve months ended September 30, 2006, research and development expenditures were $3.3 million and $12.0 million versus $0.3 and $0.5 million for the corresponding periods in 2005. Of the fiscal 2006 expenditures, $2.7 million and $10.1 million, respectively, were directly related to the ongoing development of the Company’s fully integrated clean fuels Product Development Unit in Colorado.

The Company ended fiscal 2006 with cash and cash equivalents and marketable securities of $56.8 million and working capital of $65.5 million.

“During fiscal 2006, Rentech has been very aggressive in executing on its strategic plan,” stated D. Hunt Ramsbottom, President and CEO of Rentech, Inc.  “The Company is fully engaged in its engineering work for the conversion of its East Dubuque, Illinois plant into an integrated clean fuels and ammonia production facility utilizing gasification; moving forward on its Product Development Unit in Colorado and with its Joint Development Agreement with Peabody Energy for two potential projects; and, is continuing to develop a clean fuels facility in Natchez as well as other initiatives. The results for the year were in line with our expectations based on the level of work being performed at the Company and the necessary steps the Company has taken to accomplish its stated plan,” Mr. Ramsbottom continued.

The Company will hold a conference call today, December 14, at 5:00 PM EST, during which time Rentech’s senior management will review the company’s financial results for this period and will provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing, US and Canada, 1-800-811-0667, or international callers 1-913-981-4901, and the pass code 9154806. The call will also be audio webcast through the News & Events Section of the Rentech website at http://www.rentechinc.com/news-events-schedule.htm. A replay of the teleconference will be available from 7:00 PM EST on December 14 through midnight December 24 EST, by dialing 1-719-457-0820 or 1-888-203-1112, confirmation code 9154806. Interested parties may also access a replay on the Company website at http://www.rentechinc.com/news-events-schedule.htm.

10877 Wilshire Boulevard, Suite 710, Los Angeles, California 90024 · 310-571-9800 · Fax 310-571-9799

RENTECH, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30		Twelve Months Ended September 30

	2006	2005	2006	2005

	(unaudited)		(audited)
Total Revenues	$26,777,987	$48,492	$44,516,532	$588,687
Cost Of Sales	25,600,032	(2,562)	44,076,514	616,895

Gross Profit (Loss)	$1,177,955	$51,054	$440,018	$(28,208)
Operating Expenses	9,903,808	4,044,590	39,858,888	11,851,819

Operating Loss	$(8,725,853)	$(3,993,536)	$(39,418,870)	$(11,880,027)
Other Income (Expense)	(145,026)	(991,788)	(492,973)	(3,734,893)
Net Loss from Continuing Operations before Income Taxes	(8,870,879)	(4,985,324)	(39,911,843)	(15,614,920)
Net Loss from Continuing Operations	(8,870,879)	(4,985,324)	(39,911,843)	(15,614,920)

Net Income from Discontinued Operations	419,571	(2,528)	1,264,161	799,522

Gain on Sale of Discontinued Operations	—	—	—	456,501
Net Loss	$(8,451,308)	$(4,987,852)	$(38,647,682)	$(14,358,897)

Cash Dividends Paid to Preferred Stockholders	—	(341,475)	(74,437)	(341,475)
Deemed Dividend related to Beneficial Conversion Feature and Warrants	—	(441,369)	—	(9,000,000)

Net Loss Applicable To Common Stockholders	$(8,451,308)	$(5,770,696)	$(38,722,119)	$(23,700,372)

Basic and Diluted Loss Per Common Share	$(0.06)	$(0.06)	$(0.30)	$(0.26)
Basic and Diluted Weighted Average Number of Shares Outstanding	141,468,193	95,410,101	127,174,204	92,918,545

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans to convert its nitrogen fertilizer plant, construct a product development unit and develop additional projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties.  Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed conversion and construction of the fuels plants; and other risks, including those set forth in the our prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com.  The forward-looking statements in this press release are made as of December 14, 2006, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

About Rentech, Inc.

Rentech was incorporated in 1981 to develop technologies that transform under-utilized energy resources into valuable and clean alternative fuels. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT, process for manufacturing ultra-clean diesel fuel and other fuel products.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.